Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 15, 2014, relating to the consolidated financial statements and financial statement schedule of Coach, Inc., and the effectiveness of Coach, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Coach, Inc. for the year ended June 28, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY
December 1, 2014